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Zion Does Testing in Preparation for Commencement of Drilling

On April 7, 2005, Zion's drilling contractor tested the drilling rig in preparation for the re-entry of the Ma'anit well. Click here for the latest information about drilling schedule and a location map.

The first photo shows a backhoe digging a trench in the reserve pit. The second photo shows the diesel tank ready to provide fuel for drilling operations. The next photos show the "rathole" being drilled for the kelly, the nippling up of the blow-out preventer and the installation of the casing-head. These are the final tests of operations that take place before spudding the well. The last two photos show President Gene Soltero with Executive Vice President and General Manager of Israeli Operations Glen Perry and Drilling Manager Stacy Cude. Click any of the thumbnail photos below to see a larger image.

NOTICE:Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

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